Exhibit 5.1

Gibson, Dunn & Crutcher LLP 310 University Avenue Palo Alto, CA 94301-1744 Tel 650.849.5300 www.gibsondunn.com

July 28, 2023

Biora Therapeutics, Inc.

4330 La Jolla Village Drive, Suite 300

San Diego, California 92122

Re:	2018 Equity Incentive Plan (Fifth Amended and Restated)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8, (the “Registration Statement”) of Biora Therapeutics, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 5,500,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”). The Shares subject to the Registration Statement are reserved for issuance pursuant to future awards under the Biora Therapeutics, Inc. 2018 Equity Incentive Plan (Fifth Amended and Restated) (the “Plan”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinion set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to this opinion, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued against payment therefor in accordance with the terms set forth in the Plan as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

Abu Dhabi • Beijing • Brussels • Century City • Dallas • Denver • Dubai • Frankfurt • Hong Kong • Houston • London • Los Angeles

Munich • New York • Orange County • Palo Alto • Paris • San Francisco • Singapore • Washington, D.C.

Biora Therapeutics, Inc.

July 28, 2023

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP